As filed with the Securities and Exchange Commission on June 10, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CASSAVA SCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1911336
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

7801 N Capital of Texas Highway, Suite 260

Austin, Texas 78731

(Address of Principal Executive Offices) (Zip Code)

2018 Omnibus Incentive Plan

(Full Title of the Plan)

Remi Barbier

Chairman of the Board of Directors, President and Chief Executive Officer

Cassava Sciences, Inc.

7801 N Capital of Texas Highway, Suite 260

Austin, Texas 78731

(Name and Address of Agent for Service)

(512) 501-2444

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

A Registration Statement on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on June 19, 2018 (File No. 333-225708) covering the registration of 1,000,000 shares of Common Stock, par value $0.001 per share, of Cassava Sciences, Inc. (the “Registrant”) authorized for issuance under the 2018 Omnibus Incentive Plan (the “Plan”). This Registration Statement on Form S-8 is being filed to register an additional 4,000,000 shares of Common Stock that were added to the shares authorized for issuance under the Plan pursuant to Amendment No. 1 to the Plan, which was approved by the Registrant’s stockholders on May 5, 2022, the date of the Registrant’s 2022 Annual Meeting.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2021, filed with the Commission on March 1,  2022 ;

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)    The description of Common Stock contained in Exhibit 4.2 of the Registrant’s Annual Report for the fiscal year ended December 31, 2019, filed with the Commission on March 26,  2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except as to specific sections of such statements as set forth therein.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our amended and restated certificate of incorporation includes such an exculpation provision. Under the provisions of our amended and restated certificate of incorporation and bylaws, each person who is or was one of our directors or officers shall be indemnified by us as of right to the full extent permitted by the DGCL.

Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him or her because that person is or was one of our directors or officers, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person shall be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. If unsuccessful in defense of a suit brought by or in our right, or if such suit is settled, that person shall be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she  reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Under our amended and restated certificate of incorporation and bylaws, the right to indemnification includes the right to be paid by us the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by us of undertakings as may be legally defined. In any action by an indemnitee to enforce a right to indemnification or by us to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on us.

The Registrant has entered into indemnification agreements with its current directors and officers. The indemnification agreements supplement the indemnification provisions applicable under our amended and restated certificate of incorporation and bylaws, and the DGCL.

Among the terms and conditions of the indemnification agreements are provisions providing for director and officer indemnitees to be indemnified in the context of certain third-party proceedings and proceedings by or in the right of the Registrant. The agreements also provide for, under certain circumstances, indemnification against certain expenses to the extent an indemnitee is wholly or partly successful in a proceeding, and to the extent an indemnitee is a witness or otherwise asked to participate in a proceeding to which the indemnitee is not a party. Also, under certain conditions, the indemnification agreements provide for the advancement of certain expenses from the Registrant to an indemnitee.

We maintain liability insurance for our directors and officers to provide protection where we cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act and directors’ and officers’ liability insurance for our directors and officers.

The foregoing is only a general summary of certain aspects of Delaware law and our amended and restated certificate of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and our amended and restated certificate of incorporation and bylaws.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Exhibit
5.1*	Opinion and Consent of Orrick, Herrington & Sutcliffe LLP
23.1*	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (filed as part of signature page).
99.1

Cassava Sciences, Inc. 2018 Omnibus Incentive Plan, as amended (incorporated herein by reference to Appendix A and Appendix B to Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2022)

107*	Filing Fee Table

*	Filed herewith.

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 10, 2022.

Cassava Sciences, Inc.

By:	/s/ Remi Barbier
Remi Barbier
Chairman of the Board of Directors, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Remi Barbier and Eric J. Schoen as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

n
Name	Title	Date

/s/ Remi Barbier Remi Barbier	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	June 10, 2022

/s/ Eric Schoen Eric Schoen	Chief Financial Officer (Principal Financial Officer)	June 10, 2022

/s/ Nadav Friedmann, PhD, MD Nadav Friedmann, PhD, MD	Chief Medical Officer and Director	June 10, 2022

/s/ Sanford R. Robertson Sanford R. Robertson	Director	June 10, 2022

/s/ Richard J. Barry Richard J. Barry	Director	June 10, 2022

/s/ Robert Z. Gussin, PhD Robert Z. Gussin, PhD	Director	June 10, 2022

/s/ Michael J. O’Donnell Esq. Michael J. O’Donnell Esq.	Director	June 10, 2022

Name	Title	Date
/s/ Patrick Scannon MD, PhD Patrick Scannon, MD, PhD	Director	June 10, 2022